   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 1998
                                                           REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             --------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             --------------------

                                  P-COM, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                             --------------------

            DELAWARE                                          77-0289371
(STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

           3175 S. WINCHESTER BOULEVARD, CAMPBELL, CALIFORNIA 95008
                                (408) 866-3666
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             --------------------

                               GEORGE P. ROBERTS
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                  P-COM, INC.
                         3175 S. WINCHESTER BOULEVARD
                          CAMPBELL, CALIFORNIA 95008
                                (408) 866-3666
    (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                             --------------------

                                  Copies to:
                            WARREN T. LAZAROW, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                             TWO EMBARCADERO PLACE
                                2200 GENG ROAD
                          PALO ALTO, CALIFORNIA 94303
                                (650) 424-0160

                             --------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                             --------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             --------------------

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                     Amount      Proposed Maximum      Proposed Maximum          Amount
       Title of Securities           to Be      Offering Price Per         Aggregate        of Registration
        to be Registered           Registered        Share(1)          Offering Price(1)         Fee(1)
-----------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value     1,014,366            $17.0625       $17,307,619.88           $5,105.75
 per share ("Common Stock")......
===========================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) based on a per share price of $17.0625, the average of the high and low sale prices per share of the Company's Common Stock on January 14, 1998.

                      -----------------------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                 OF INFORMATION REQUIRED BY ITEMS OF FORM S-3


     FORM S-3 REGISTRATION STATEMENT ITEM AND HEADING                              LOCATION IN PROSPECTUS
-----------------------------------------------------------            ----------------------------------------------

1.  Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus.........................            Outside Front Cover Page

2.  Inside Front and Outside Back Cover Pages of
    Prospectus.............................................            Inside Front Cover Page


3.  Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges..............................            Not Applicable; Risk Factors; Not Applicable


4.  Use of Proceeds........................................            Outside Front Cover; Use of Proceeds

5.  Determination of Offering Price........................            Outside Front Cover Page

6.  Dilution...............................................            Not Applicable

7.  Selling Security Holders...............................            Selling Stockholders

8.  Plan of Distribution...................................            Outside Front Cover Page; Plan of Distribution

9.  Description of Securities to be Registered.............            Information Incorporated by Reference

10.  Interests of Named Experts and Counsel................            Legal Matters

11.  Material Changes......................................            Not Applicable

12.  Incorporation of Certain Information by Reference.....            Information Incorporated by Reference

13.  Disclosure of Commission Position on Indemnification
 for Securities Act Liabilities............................            Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION DATED JANUARY 20, 1998


                                  P-COM, INC.
                         1,014,366 SHARES COMMON STOCK
                         ($0.0001 PAR VALUE PER SHARE)

                        -------------------------------

This Prospectus relates to the public offering, which is not being underwritten, of up to 1,014,366 shares (the "Resale Shares") of Common Stock, $0.0001 par value per share, of P-Com, Inc. (referred to herein, together with its majority-owned and wholly-owned subsidiaries, as "P-Com," the "Company" or the "Registrant"). The Resale Shares may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Resale Shares were received by the Selling Stockholders in connection with either the acquisition of all of the outstanding securities of Telematics, Inc. ("Telematics") pursuant to a Securities Purchase Agreement dated November 17, 1997, or the acquisition of all of the outstanding securities of RT Masts Limited ("RTM") pursuant to a Share Purchase Agreement dated October 14, 1997 (the "Acquisitions"). See "Recent Developments -- The Acquisitions." All of the Resale Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by either Section 4(2) thereof or by Regulation S promulgated thereunder. A total of 248,215 of the Resale Shares are being registered by the Company pursuant to a registration rights agreement with certain of the Selling Stockholders. A total of 766,151 of the Resale Shares are not subject to any registration rights agreements with certain of the Selling Stockholders but are being voluntarily registered hereunder by the Company. See the "Plan of Distribution" section herein.

The Resale Shares may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Resale Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration and sale of the Resale Shares being offered by the Selling Stockholders.

The Company intends that this registration statement will remain effective until no later than one year after the date on which the Securities and Exchange Commission determines that this Prospectus is effective. On January 14, 1998, the last reported sale price for the Common Stock, as reported on The Nasdaq National Market, was $17-3/8 per share. The Company's Common Stock is currently quoted on Nasdaq under the symbol "PCMS."

                        -------------------------------

   THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 6.

                        -------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                        -------------------------------

                THE DATE OF THIS PROSPECTUS IS JANUARY __, 1998

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.


                             AVAILABLE INFORMATION

    P-Com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the
Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains P-Com's reports, proxy and information statements and other information that have been filed since P-Com began to file electronically with the Commission in August 1996. The Common Stock of the Company is quoted on the Nasdaq National Market, and such material may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3, as amended (the "Registration Statement") of which this Prospectus is a part, including exhibits set forth therein or incorporated by reference thereto, which has been filed electronically with the Commission under the Securities Act of 1933, as amended (the "Act"). Statements made in this Prospectus as to the contents of any referenced contract, agreement or other document are not necessarily complete, and each such statement shall be deemed qualified in its entirety by reference thereto. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge at the office of the Commission or at the Commission's Web site.


                     INFORMATION INCORPORATED BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 0-25356) pursuant to the 1934 Act are incorporated by reference in this
Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    2. The Company's Proxy Statement for the Annual Meeting of Stockholders held on May 19, 1997;

    3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    4. The Company's Current Report on Form 8-K filed on March 10, 1997, the Company's Current Report on Form 8-K filed on March 21, 1997, the Company's Current Report on Form 8-K/A filed on May 21, 1997, the Company's Current Report on Form 8-K filed on June 13, 1997, the Company's Current Report on Form 8-K/A filed on June 26, 1997, the Company's Current Report


                                      2.

          on Form 8-K/A filed on June 27, 1997, the Company's Current Report on Form 8-K filed on October 14, 1997, the Company's additional Current Report on Form 8-K filed on October 14, 1997, the Company's Current Report on Form 8-K filed on October 17, 1997, the Company's Current Report on Form 8-K/A filed on October 30, 1997, the Company's Current Report on Form 8-K filed on November 5, 1997, the Company's Current Report on Form 8-K filed on November 21, 1997, and the Company's Current Report on Form 8-K filed on December 10, 1997;

    5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 12, 1995, as amended on February 16, 1995; and

    6. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus but prior to the termination of the offering of the Shares.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

    Upon written or oral request, the Company will provide without charge to each person to whom a copy of the Prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests should be submitted in writing or by telephone at (408) 866-3666 to George P. Roberts, Chairman of the Board and Chief Executive Officer, P-Com, Inc., at the principal executive offices of the Company, 3175 S. Winchester Boulevard, Campbell, California 95008.

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Act, as amended, and Section 21E of the 1934 Act, as amended, which are subject to the "safe harbor" created by those sections. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.


                                      3.

                                  THE COMPANY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated by reference herein. See "Risk Factors" for a discussion of certain factors that should be considered by prospective investors. Unless otherwise indicated, all information pertaining to share prices and number of shares in this Prospectus reflect a 2-for-1 forward stock split in the form of a 100% stock dividend effected on September 26, 1997.


                                  THE COMPANY

  P-Com supplies equipment and services for access to worldwide telecommunications and broadcast networks. The Company's Tel-Link(R) systems are used as wireless digital links in applications that include interconnecting base stations and mobile switching centers in microcellular and personal communications services ("PCN/PCS") networks and provide local telephone company ("telco") connectivity in the local loop. The integrated architecture and high software content of the Company's systems are designed to offer cost-effective, high-performance products with a high degree of flexibility and functionality. Additionally, the Company offers turnkey microwave relocation services, engineering, program management, installation and maintenance of communication systems to new licensees of radio spectrum who must first remove existing users from the frequencies before implementing new systems and provides equipment for wireline network access applications. The Company is currently field testing and further developing a range of point-to-multipoint radio systems for use in both the telecommunications and broadcast industries.

  P-Com's Tel-Link(R) wireless radios utilize a common architecture for systems in multiple millimeter wave and spread spectrum microwave frequencies including
2.4 GHz, 5.7 GHz, 7 GHz, 13 GHz, 14 GHz, 15 GHz, 18 GHz, 23 GHz, 24 GHz, 26 GHz,
38 GHz and 50 GHz. The Company's systems are designed to be highly reliable, cost effective and simple to install and maintain. Software embedded in the Company's systems allows the user to easily configure and adjust system settings such as frequency, power and capacity with minimal manual tuning and mechanical adjustments. The Company also markets a full line of Windows and Simple Network Management Protocol ("SNMP")-based software products that are complementary to its systems as sophisticated diagnostic, maintenance and system configuration tools.

  The Company's radio systems are sold internationally through strategic partners, system providers, original equipment manufacturers ("OEMs") and distributors as well as directly to end-users, and domestically primarily through its direct sales force. The Company's radio system customers include Advanced Radio Telecom Corp. ("ART"), Bosch Telecom GmbH, Grupo Iusacell S.A. de C.V., Lucent Technologies, Inc. (including the entities formerly known as AT&T Network Systems Deutschland GmbH and AT&T Network Systems Nederland BV), Mercury Communications Ltd., Mercury Personal Communications, Orange Personal Communications Ltd., Italtel S.p.A. (formerly known as Siemens Telecommunicazioni, S.p.A.), Ericsson, Ltd., Fujitsu Limited, Northern Telecom, Ltd. and WinStar Wireless, Inc. (collectively with its subsidiary WinStar Equipment Corporation, "WinStar"). The Company's customers for microwave relocation services include Sprint Spectrum, AT&T Wireless, PrimeCo Personal Communications, BellSouth, Omnipoint and South Carolina Public Service Authority ("SCPSA").

  In December 1993, P-Com received its initial ISO 9001 registration, a standard established by the International Organization for Standardization that provides a methodology by which manufacturers can obtain quality certification. In accordance with ISO 9001 requirements, the Company's ISO 9001 registration was subsequently recertified. The Company also completed ISO 9001 registration for its United Kingdom sales and customer support facility and Geritel facility in Italy in 1996. The Company is in the process of obtaining ISO 9001 registration for its other facilities outside of the United States.


                                      4.

  P-Com was incorporated in the State of Delaware on August 23, 1991. Its executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and its telephone number is (408) 866-3666.









                                      5.

                                 RISK FACTORS


  This Prospectus contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward-looking statements within the meaning of
Section 27A of the Act and the 1934 Act, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus.


SIGNIFICANT FLUCTUATIONS IN RESULTS OF OPERATIONS

  The Company has experienced and will in the future continue to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of the Company's current and potential customers is complex and lengthy, and the timing and amount of sales is difficult to predict reliably. The sale and implementation of the Company's products and services generally involves a significant commitment of the Company's senior management, sales force and other resources. The sales cycle for the Company's products and services typically involves a significant technical evaluation and commitment of cash and other resources, with the attendant delays frequently associated with, among other things: (i) existing and potential customers' seasonal purchasing and budgetary cycles; (ii) educating customers as to the potential applications of, and product-life cost savings associated with, using the Company's products and services; (iii) complying with customers' internal procedures for approving large expenditures and evaluating and accepting new technologies that affect key operations; (iv) complying with governmental or other regulatory standards; (v) difficulties associated with each customer's ability to secure financing; and
(vi) negotiating purchase and service terms for each sale. Orders for the Company's products have typically been strongest towards the end of the calendar year, with a reduction in shipments occurring during the summer months, as evidenced in the third quarter of fiscal year 1997, due primarily to the inactivity of the European market, the Company's major current customer base, at such time. To the extent such seasonality continues, the Company's results of operations will fluctuate from quarter to quarter.

  In addition, a single customer's order scheduled for shipment in a quarter can represent a significant portion of the Company's potential sales for such quarter. There can be no assurance that the Company will be able to obtain such large orders from single customers in the future. The Company has at times failed to receive expected orders, and delivery schedules have been deferred as a result of changes in customer requirements and commitments, among other factors. As a result, the Company's operating results for a particular period have in the past been and will in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. Much of the anticipated growth in telecommunications infrastructure, if any, is expected to result from the entrance of new service providers, many of which do not have the financial resources of existing service providers. To the extent these new service providers are unable to adequately finance their operations, they may cancel orders. Moreover, purchase orders are often received and accepted substantially in advance of shipment, and the failure to reduce actual costs to the extent anticipated or an increase in anticipated costs before shipment could materially adversely affect the gross margins for such orders, and as a result, the Company's results of operations. Moreover, most of the Company's backlog scheduled for shipment in the twelve months subsequent to September 30, 1997 can be canceled since orders are often made substantially in advance of shipment, and the Company's contracts typically provide that orders may be canceled with limited or no penalties. As a result, backlog is not necessarily indicative of future sales for any particular period. In addition, the Company's customers have increasingly been requiring shipment of products at the time of ordering rather than submitting purchase orders far in advance of expected dates of product shipment. Furthermore, most of the Company's sales in recent quarters have


                                      6.

been realized near the end of each quarter. Accordingly, a delay in a shipment near the end of a particular quarter, as the Company has been experiencing recently, due to, for example, an unanticipated shipment rescheduling, a cancellation or deferral by a customer, competitive or economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers, or the failure to receive an anticipated order, may cause sales in a particular quarter to fall significantly below the Company's expectations and may materially adversely affect the Company's operating results for such quarter.

  In connection with its efforts to ramp-up production of products and services, the Company expects to continue to make substantial capital investments in equipment and inventory, recruit and train additional personnel and possibly invest in additional manufacturing facilities. The Company anticipates that these expenditures will be made in advance of, and in anticipation of, increased sales and, therefore, that its gross margins will be adversely affected from time-to-time due to short-term inefficiencies associated with the addition of equipment and inventory, personnel or facilities, and that each cost category may increase as a percentage of revenues from time-to-time on a periodic basis. In addition, as the Company's customers increasingly require shipment of products at the time of ordering, the Company must forecast demand for each quarter and build up inventory accordingly. Such increases in inventory could materially adversely affect the Company's operation, if such inventory were not utilized or becomes obsolete.

  A large portion of the Company's expenses are fixed and difficult to reduce should revenues not meet the Company's expectations, thus magnifying the material adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products, services and technologies could cause customers to defer or cancel purchases of the Company's systems and services, which would materially adversely affect the Company's business, financial condition and results of operations. Additional factors that have caused and will continue to cause the Company's sales, gross margins and results of operations to vary significantly from period to period include: new product introductions and enhancements, including related costs; the Company's ability to manufacture and produce sufficient volumes of systems and meet customer requirements; manufacturing capacity, efficiencies and costs; mix of sales through direct efforts or through distributors or other third parties; mix of systems and related software tools sold and services provided; operating and new product development expenses; product discounts; accounts receivable collection, in particular those acquired in recent acquisitions, especially outside of the United States; changes in pricing by the Company, its customers or suppliers; inventory writeoffs, as the Company recently experienced in the second and third quarters for a relatively immaterial amount in each such quarter, which the Company may experience again in the future; inventory obsolescence; natural disasters; market acceptance by the Company's customers and the timing of availability of new products and services by the Company or its competitors; acquisitions, including costs and expenses; usage of different distribution and sales channels; fluctuations in foreign currency exchange rates; delays or changes in regulatory approval of its systems and services; warranty and customer support expenses; customization of systems; and general economic and political conditions. In addition, the Company's results of operations have been and will continue to be influenced significantly by competitive factors, including the pricing and availability of, and demand for, competitive products and services. All of the above factors are difficult for the Company to forecast, and these or other factors could materially adversely affect the Company's business, financial condition and results of operations. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock may be materially adversely affected.


SIGNIFICANT CUSTOMER CONCENTRATION

  In 1996, six customers accounted for 74% of the Company's sales, and as of December 31, 1996, seven customers accounted for most of the Company's backlog scheduled for shipment in the twelve months subsequent to December 31, 1996. During the first nine months of 1997, seven customers accounted for 59% of the Company's sales, and as of September 30, 1997, five customers accounted for 53% of the Company's backlog scheduled for shipment in the twelve months subsequent to September 30, 1997. The Company anticipates that it will continue


                                      7.

to sell its products and services to a changing but still relatively small group of customers. Several of the Company's subsidiaries are dependent on one or a few customers. Some companies implementing new networks are at early stages of development and may require additional capital to fully implement their planned networks. The Company's ability to achieve sales in the future will depend in significant part upon its ability to obtain and fulfill orders from, maintain relationships with and provide support to existing and new customers, to manufacture systems in volume on a timely and cost-effective basis and to meet stringent customer performance and other requirements and shipment delivery dates, as well as the condition, working capital availability and success of its customers. As a result, any cancellation, reduction or delay in orders by or shipments to any customer, as a result of manufacturing or supply difficulties or otherwise, or the inability of any customer to finance its purchases of the Company's products or services, as has been the case with certain customers historically, may materially adversely affect the Company's business, financial condition and results of operations. In addition, financial difficulties of any existing or potential customers may limit the overall demand for the Company's products and services (for example, certain potential customers in the telecommunications industry have been reported to have undergone financial difficulties and may therefore limit their future orders). In addition, acquisitions in the communications industry are common, which further concentrates the customer base and may cause orders to be delayed or cancelled. There can be no assurance that the Company's sales will increase in the future or that the Company will be able to support or attract customers.


ACQUISITIONS

  Since April 1996, the Company has acquired seven complementary companies and businesses. Integration of these companies into the Company's business is currently ongoing, and no assurance may be made that the Company will be able to successfully complete this process. Risks commonly encountered in such transactions include the difficulty of assimilating the operations and personnel of the combined companies, the potential disruption of the Company's ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize the financial and strategic position of the Company through the integration of acquired businesses, additional expenses associated with amortization of acquired intangible assets, dilution of existing stockholders, the maintenance of uniform standards, controls, procedures, and policies, the impairment of relationships with employees and customers as a result of any integration of new personnel, risks of entering markets in which the Company has no or limited direct prior experience, and operating companies in different geographical locations with different cultures. All of the Company's acquisitions to date (the "Acquisitions"), except the acquisitions of Control Resources Corporation ("CRC"), R T Masts Limited ("R T Masts"), and Telematics, Inc. ("Telematics") have been accounted for under the purchase method of accounting, and as a result, a significant amount of goodwill is being amortized as set forth in the Company's consolidated financial statements. This amortization expense may have a significant effect on the Company's financial results. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, or that such transactions will not materially adversely affect the Company's business, financial condition, or results of operations.

  As part of its overall strategy, the Company plans to continue to acquire or invest in complementary companies, products or technologies and to enter into joint ventures and strategic alliances with other companies. The Company is currently pursuing numerous acquisitions; however, except as set forth in this Prospectus, no material acquisition has become the subject of any definitive agreement, letter of intent or agreement in principle. The Company is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. The Company competes for acquisition and expansion opportunities with many entities that have substantially greater resources than the Company. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability, or productivity as the existing business of the Company or otherwise perform as expected. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and to recruit key employees through various incentives. If


                                      8.

the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. Many business acquisitions must be accounted for as a purchase for financial reporting purposes. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization of goodwill charges to the Company. The occurrence of any of these events could have a material adverse effect on the Company's workforce, business, financial condition and results of operations.


DEPENDENCE ON CONTRACT MANUFACTURERS; RELIANCE ON SOLE OR LIMITED SOURCES OF SUPPLY

  The Company's internal manufacturing capacity is very limited. The Company utilizes contract manufacturers such as Remec, Inc., Sanmina Corporation, SPC Electronics Corp., GSS Array Technology, Celeritek, Inc. and Senior Systems Technology, Inc. to produce its systems, components and subassemblies and expects to rely increasingly on these and other manufacturers in the future. The Company also relies on outside vendors to manufacture certain other components and subassemblies. There can be no assurance that the Company's internal manufacturing capacity and that of its contract manufacturers will be sufficient to fulfill the Company's orders. Failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on the Company's business, financial condition and operating results. Certain necessary components, subassemblies and services necessary for the manufacture of the Company's systems are obtained from a sole supplier or a limited group of suppliers. In particular, Eltel Engineering S.r.L. and Associates, Milliwave, Scientific Atlanta and Xilinx, Inc. each are sole source or limited source suppliers for critical components used in the Company's radio systems.

  The Company's reliance on contract manufacturers and on sole suppliers or a limited group of suppliers and the Company's increasing reliance on contract manufacturers and suppliers involves several risks, many of which the Company has been experiencing, including an inability to obtain an adequate supply of finished products and required components and subassemblies, and reduced control over the price, timely delivery, reliability and quality of finished products, components and subassemblies. The Company does not have long-term supply agreements with most of its manufacturers or suppliers. Manufacture of the Company's products and certain of these components and subassemblies is an extremely complex process, and the Company has from time to time experienced and may in the future continue to experience problems in the timely delivery and quality of products and certain components and subassemblies from vendors. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of components and subassemblies of acceptable quality or any other circumstance that would require the Company to seek alternative sources of supply, or to manufacture its finished products or such components and subassemblies internally, could delay the Company's ability to ship its systems, which could damage relationships with current or prospective customers and have a material adverse effect on the Company's business, financial condition and results of operations.


NO ASSURANCE OF SUCCESSFUL EXPANSION OF OPERATIONS; MANAGEMENT OF GROWTH

  Recently, the Company has significantly expanded the scale of its operations to support increased sales and to address critical infrastructure and other requirements. This expansion has included the leasing of additional space, the opening of branch offices and subsidiaries in the United Kingdom, Italy, Germany and Singapore, the opening of design centers and manufacturing operations throughout the world, the acquisition of a significant amount of inventory (the Company's inventory increased from $31 million at December 31, 1996 to $50 million at September 30, 1997) and accounts receivable, recent acquisitions, significant investments in research and development to support product development and services, including the recently introduced products and the development of point-to-multipoint systems, and the hiring of additional personnel in all functional areas, including in sales and marketing, manufacturing and operations and finance, and has resulted in significantly higher operating expenses. Currently, the Company is devoting significant resources to the development of new products and technologies and is conducting evaluations of these products and will continue to invest significant additional resources in plant and


                                      9.

equipment, inventory, personnel and other costs, to begin production of these products and to provide the marketing and administration, if any, required to service and support these new products. Accordingly, there can be no assurance that gross profit margin and inventory levels will not be adversely impacted in the future by start-up costs associated with the initial production and installation of these new products. These start-up costs include, but are not limited to, additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements and the creation of service and support organizations. In addition, the increases in inventory on hand for new product development and customer service requirements increase the risk of inventory write-offs. As a result, the Company anticipates that its operating expenses will continue to increase significantly. If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. See "--Limited Operating History."

  Expansion of the Company's operations and its acquisitions have caused and are continuing to impose a significant strain on the Company's management, financial, manufacturing and other resources and have disrupted the Company's normal business operations. The Company's ability to manage the recent and any possible future growth, should it occur, will depend upon a significant expansion of its manufacturing, accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls, including improvements relating to inventory control. For a number of reasons, the Company has not been able to fully consolidate and integrate the operations of certain acquired businesses. This inability may cause inefficiencies, additional operational complexities and expenses and greater risks of billing delays, inventory write-offs and financial reporting difficulties. The Company must establish and improve a variety of systems, procedures and controls to more efficiently coordinate its activities in its acquired (and to be acquired) companies and their facilities in Rome and Milan, Italy, France, Poland, Great Britain, New Jersey, Florida, Virginia and elsewhere. There can be no assurance that significant problems in these areas will not re-occur. Any failure to expand these areas and implement and improve such systems, procedures and controls, including improvements relating to inventory control, in an efficient manner at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations. In particular, the Company must successfully manage the transition to higher internal and external volume manufacturing, including the establishment of adequate facilities, the control of overhead expenses and inventories, the development, introduction, marketing and sales of new products, the management and training of its employee base, the integration and coordination of a geographically and ethnically diverse group of employees and the monitoring of its third party manufacturers and suppliers. Although the Company has substantially increased the number of its manufacturing personnel and significantly expanded its internal and external manufacturing capacity, there can be no assurance that the Company will not experience manufacturing or other delays or problems that could materially adversely affect the Company's business, financial condition or results of operations.

  In this regard, any significant sales growth will be dependent in significant part upon the Company's expansion of its marketing, sales, manufacturing and customer support capabilities. This expansion will continue to require significant expenditures to build the necessary infrastructure. There can be no assurance that the Company's attempts to expand its marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period. As a result of the expansion of its operations and the significant increase in its operating expenses, as well as the difficulty in forecasting revenue levels, the Company will continue to experience significant fluctuations in its revenues, costs, and gross margins, and therefore its results of operations.


LIMITED OPERATING HISTORY

  P-Com was founded in August 1991 and was in the development stage until October 1993 when it began commercial shipments of its first product. All financial information presented in this Prospectus has been restated to include the operating results of Control Resources Corporation, which was acquired in a pooling of interests transaction on May 29, 1997. From inception to the end of the third quarter of fiscal 1997, the Company generated a cumulative net profit of approximately $8.8 million. From October 1993 through September 30, 1997, the


                                      10.

Company generated sales of approximately $316.1 million, of which $241.1 million, or 76% of such amount, was generated in the year ended December 31, 1996 and the first nine months of 1997. The Company does not believe recent growth rates are indicative of future operating results. Due to the Company's limited operating history and limited resources, among other factors, there can be no assurance that profitability or significant revenues on a quarterly or annual basis will occur in the future. During 1996 and the first nine months of 1997, both the Company's sales and operating expenses increased more rapidly than the Company had anticipated. There can be no assurance that the Company's revenues will continue to remain at or increase from the levels experienced in 1996 or in the first nine months of 1997 or that sales will not decline. The Company intends to continue to invest significant amounts in its operations, particularly to support product development and the marketing and sales of recently introduced products, and operating expenses will continue to increase significantly in absolute dollars. If the Company's sales do not correspondingly increase, the Company's results of operations would be materially adversely affected. Accordingly, there can be no assurance that the Company will achieve profitability in future periods. The Company is subject to all of the risks inherent in the operation of a new business enterprise, and there can be no assurance that the Company will be able to successfully address these risks.


DECLINING AVERAGE SELLING PRICES

  The Company believes that average selling prices and gross margins for its systems and services will decline in the long term as such systems mature, as volume price discounts in existing and future contracts take effect and as competition intensifies, among other factors. To offset declining average selling prices, the Company believes that it must successfully introduce and sell new systems on a timely basis, develop new products that incorporate advanced software and other features that can be sold at higher average selling prices and reduce the costs of its systems through contract manufacturing, design improvements and component cost reduction, among other actions. To the extent that new products are not developed in a timely manner, do not achieve customer acceptance or do not generate higher average selling prices, and the Company is unable to offset declining average selling prices, the Company's gross margins will decline, and such decline will have a material adverse effect on the Company's business, financial condition and results of operations.


TRADE ACCOUNT RECEIVABLES

  The Company is subject to credit risk in the form of trade account receivables. The Company may in certain circumstances be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially in the case of customers that are in the early phases of business development. In addition, many of the Company's foreign customers are granted longer terms than those typically existing in the United States. The Company has experienced difficulties in the past in receiving payment in accordance with the Company's policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States and the days outstanding of receivables have generally increased recently. There can be no assurance that such difficulties will not continue in the future, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company typically does not require collateral or other security to support customer receivables.


NO ASSURANCE OF PRODUCT QUALITY, PERFORMANCE AND RELIABILITY

  The Company has limited experience in producing and manufacturing its systems and contracting for such manufacture. The Company's customers require very demanding specifications for quality, performance and reliability. There can be no assurance that problems will not occur in the future with respect to the quality, performance and reliability of the Company's systems or related software tools. If such problems occur, the Company could experience increased costs, delays in or cancellations or reschedulings of orders or shipments, delays in collecting accounts receivable and product returns and discounts, any of which would have a material adverse effect on the Company's business, financial condition or results of operations. In addition, in order to maintain its ISO 9001 registration, the Company periodically must undergo a recertification assessment. Failure to


                                      11.

maintain such registration could materially adversely affect the Company's business, financial condition and results of operations. The Company completed ISO 9001 registration for its United Kingdom sales and customer support facility and its Geritel facility in Italy in 1996, and other facilities will also be attempting ISO 9001 registration. There can be no assurance that such registration will be achieved.


UNCERTAINTY OF MARKET ACCEPTANCE

  The future operating results of the Company depend to a significant extent upon the continued growth and increased availability and acceptance of microcellular, PCN/PCS and wireless local loop access telecommunications services in the United States and internationally. There can be no assurance that the volume and variety of wireless telecommunications services or the markets for and acceptance of such services will continue to grow, or that such services will create a demand for the Company's systems. Because these markets are relatively new, it is difficult to predict which segments of these markets will develop and at what rate these markets will grow, if at all. If the short-haul millimeter wave or spread spectrum microwave wireless radio market and related services for the Company's systems fails to grow, or grows more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the Company has invested a significant amount of time and resources in the development of point-to-multipoint radio systems. Should the point-to-multipoint radio market fail to develop, or should the Company's products fail to gain market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected. Certain sectors of the communications market will require the development and deployment of an extensive and expensive communications infrastructure. In particular, the establishment of PCN/PCS networks will require very large capital expenditures. There can be no assurance that communications providers have the ability to or will make the necessary investment in such infrastructure or that the creation of this infrastructure will occur in a timely manner. Moreover, one potential application of the Company's technology, use of the Company's systems in conjunction with the provision by wireless telecommunications service providers of alternative wireless access in competition with the existing wireline local exchange providers, is dependent on the pricing of wireless telecommunications services at rates competitive with those charged by wireline telephone companies. Rates for wireless access are currently substantially higher than those charged by wireline companies, and there can be no assurance that rates for wireless access will generally be competitive with rates charged by wireline companies. If wireless access rates are not competitive, consumer demand for wireless access will be materially adversely affected. If the Company allocates its resources to any market segment that does not grow, it may be unable to reallocate its resources to other market segments in a timely manner, which may curtail or eliminate its ability to enter such market segments.

  Certain of the Company's current and prospective customers are currently delivering products and technologies which utilize competing transmission media such as fiber optic and copper cable, particularly in the local loop access market. To successfully compete with existing products and technologies, the Company must, among many actions, offer systems with superior price/performance characteristics and extensive customer service and support, supply such systems on a timely and cost-effective basis in sufficient volume to satisfy such prospective customers' requirements and otherwise overcome any reluctance on the part of such customers to transition to new technologies. Any delay in the adoption of the Company's systems may result in prospective customers utilizing alternative technologies in their next generation of systems and networks, which would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that prospective customers will design their systems or networks to include the Company's systems, that existing customers will continue to include the Company's systems in their products, systems or networks in the future, or that the Company's technology will to any significant extent replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of the Company's currently available radio systems or to develop other commercially acceptable radio systems would materially adversely affect the Company's business, financial condition and results of operations. In addition, there can be no assurance that industry technical standards will remain the same or, if emerging standards become established, that the Company will be able to conform to these new standards in a timely and cost-effective manner.


                                      12.

INTENSELY COMPETITIVE INDUSTRY

  The wireless communications market is intensely competitive. The Company's wireless-based radio systems compete with other wireless telecommunications products and alternative telecommunications transmission media, including copper and fiber optic cable. The Company has experienced increasingly intense competition worldwide from a number of leading telecommunications companies that offer a variety of competitive products and services and broader telecommunications product lines, including Adtran, Inc., Alcatel Network Systems, California Microwave, Inc., Cylink Corporation, Digital Microwave Corporation, Ericsson Limited, Harris Corporation-Farinon Division, Innova International Corp., Larus Corporation, Nokia Telecommunications, Philips T.R.T. and Western Multiplex Corporation, many of which have substantially greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than the Company. The Company faces actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services. The Company may also face competition in the future from new market entrants offering competing technologies. In addition, the Company's current and prospective customers and partners, certain of which have access to the Company's technology or under some circumstances are granted the right to use the technology for purposes of manufacturing, have developed, are currently developing or could develop the capability to manufacture products competitive with those that have been or may be developed or manufactured by the Company. The Company's results of operations may depend in part upon the extent to which these customers elect to purchase from outside sources rather than develop and manufacture their own radio systems. There can be no assurance that such customers will rely on or expand their reliance on the Company as an external source of supply for their radio systems. The principal elements of competition in the Company's market and the basis upon which customers may select the Company's systems include price, performance, software functionality, ability to meet delivery requirements and customer service and support. Recently, certain of the Company's competitors have announced the introduction of competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. The Company expects its competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's systems, or make the Company's systems, services or technologies obsolete or noncompetitive. The Company has experienced significant price competition, and expects such competition to intensify, which may materially adversely affect its gross margins and its business, financial condition and results of operations. The Company believes that to be competitive, it will continue to be required to expend significant resources on, among other items, new product development and enhancements. In marketing its systems and services, the Company will face competition from vendors employing other technologies and services that may extend the capabilities of their competitive products beyond their current limits, increase their productivity or add other features. There can be no assurance that the Company will be able to compete successfully in the future.


REQUIREMENT FOR RESPONSE TO RAPID TECHNOLOGICAL CHANGE AND REQUIREMENT FOR FREQUENT NEW PRODUCT INTRODUCTIONS

  The communications market is subject to rapid technological change, frequent new product introductions and enhancements, product obsolescence, changes in end-user requirements and evolving industry standards. The Company's ability to be competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new systems and enhancements and related software tools, including its point-to-multipoint systems currently under development, on a timely and cost-effective basis that respond to changing customer requirements. Recently, the Company has been developing point-to-multipoint radio systems. Any success of the Company in developing new and enhanced systems, including its point-to-multipoint systems currently under development, and related software tools will depend upon a variety of factors, including new product selection, integration of the various elements of its complex technology, timely and efficient completion of system design, timely and efficient implementation of manufacturing and assembly processes and its cost reduction program,


                                      13.

development and completion of related software tools, system performance, quality and reliability of its systems and development and introduction of competitive systems by competitors. The Company has experienced and is continuing to experience delays from time to time in completing development and introduction of new systems and related software tools, including products acquired in the acquisitions. Moreover, there can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. There can be no assurance that errors will not be found in the Company's systems after commencement of commercial shipments, which could result in the loss of or delay in market acceptance, as well as significant expenses associated with re-work of previously delivered equipment. The inability of the Company to introduce in a timely manner new systems or enhancements or related software tools that contribute to sales could have a material adverse effect on the Company's business, financial condition and results of operations.


INTERNATIONAL OPERATIONS; RISKS OF DOING BUSINESS IN DEVELOPING COUNTRIES

  Most of the Company's sales to date have been made to customers located outside of the United States. In addition, to date, the Company has acquired two Italy-based companies and two United Kingdom-based companies. These companies currently sell their products and services primarily to customers in Europe, the Middle East and Africa. The Company anticipates that international sales will continue to account for a majority of its sales for the foreseeable future. Historically the Company's international sales have been denominated in British pounds sterling or United States currencies. With recent acquisitions of foreign companies, certain of the Company's international sales may be denominated in other foreign currencies. A decrease in the value of foreign currencies relative to the United States dollar could result in losses from transactions denominated in foreign currencies. With respect to the Company's international sales that are United States dollar-denominated, such a decrease could make the Company's systems less price-competitive and could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company has in the past mitigated its currency exposure to the British pound sterling through hedging measures. However, any future hedging measures may be limited in their effectiveness with respect to the British pound sterling and other foreign currencies. Additional risks inherent in the Company's international business activities include changes in regulatory requirements, costs and risks of localizing systems in foreign countries, delays in receiving components and materials, availability of suitable export financing, timing and availability of export licenses, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, branches and subsidiaries, difficulties in managing distributors, potentially adverse tax consequences, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and the difficulty in accounts receivable collections. Many of the Company's customer purchase and other agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

  International telephone companies are in many cases owned or strictly regulated by local regulatory authorities. Access to such markets is often difficult due to the established relationships between a government owned or controlled telephone company and its traditional indigenous suppliers of telecommunications equipment. The successful expansion of the Company's international operations in certain markets will depend on its ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in targeted regions. The failure to establish regional or local relationships or to successfully market or sell its products in international markets could significantly limit the Company's ability to expand its operations and would materially adversely affect the Company's business, financial condition and results of operations. The Company's inability to identify suitable parties for such relationships, or even if such parties are identified, to form and maintain strong relationships with such parties could prevent the Company from generating sales of its products and services in targeted markets or industries. Moreover, even if such relationships are established, there can be no assurance that the Company will be able to increase sales of its products and services through such relationships.


                                      14.

  Some of the Company's potential markets consist of developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wired infrastructure. These countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons, in which event any demand for the Company's systems in those countries will be similarly limited or delayed. In doing business in developing markets, the Company may also face economic, political and foreign currency fluctuations that are more volatile than those commonly experienced in the United States and other areas.


EXTENSIVE GOVERNMENT REGULATION

  Radio communications are subject to extensive regulation by the United States and foreign laws and international treaties. The Company's systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. Each country has a different regulatory process. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In order for the Company to operate in a jurisdiction, it must obtain regulatory approval for its systems and comply with different regulations in each jurisdiction. Regulatory bodies worldwide are continuing the process of adopting new standards for wireless communications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by the Company and its customers, which in turn may have a material adverse effect on the sale of systems by the Company to such customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such changes in interpretation could require the Company to modify its products and services and incur substantial costs to comply with such time-consuming regulations and changes. In addition, the Company is also affected to the extent that domestic and international authorities regulate the allocation and auction of the radio frequency spectrum. Equipment to support new services can be marketed only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. To the extent PCS operators and others are delayed in deploying these systems, the Company could experience delays in orders. Failure by the regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, delays in the radio frequency spectrum auction process in the United States could delay the Company's ability to develop and market equipment to support new services. These delays could have a material adverse effect on the Company's business, financial condition and results of operations.

  The regulatory environment in which the Company operates is subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact the Company's operations by restricting development efforts by the Company and its customers, making current systems obsolete or increasing the opportunity for additional competition. Any such regulatory changes, including changes in the allocation of available spectrum, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company might deem it necessary or advisable to modify its systems and services to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming.


FUTURE CAPITAL REQUIREMENTS

  The Company's future capital requirements will depend upon many factors, including the development of new products and related software tools, potential acquisitions, requirements to maintain adequate manufacturing facilities and contract manufacturing agreements, the progress of the Company's research and development efforts, expansion of the Company's marketing and sales efforts, and the status of competitive products. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. As a result of the issuance of the Notes (as defined below), the Company may be limited in its ability to raise additional debt financing. If


                                      15.

additional funds are raised by issuing equity securities, further dilution to the existing stockholders will result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate its research and development, acquisition or manufacturing programs or obtain funds through arrangements with partners or others that may require the Company to relinquish rights to certain of its technologies or potential products or other assets. Accordingly, the inability to obtain such financing could have a material adverse effect on the Company's business, financial condition and results of operations.


UNCERTAINTY REGARDING PROTECTION OF PROPRIETARY RIGHTS

  The Company relies on a combination of patents, trademarks, trade secrets, copyrights and a variety of other measures to protect its intellectual property rights. The Company generally enters into confidentiality and nondisclosure agreements with its service providers, customers and others, and attempts to limit access to and distribution of its proprietary rights. The Company also enters into software license agreements with its customers and others. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights. There can be no assurance that any patent owned by the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop similar products or software, duplicate the Company's products or software or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights abroad. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

  Litigation may be necessary to enforce the Company's patents, copyrights and other intellectual property rights, to protect the Company's trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future or that such assertions will not materially adversely affect the Company's business, financial condition and results of operations. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation.


DEPENDENCE ON KEY PERSONNEL

  The Company's future operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace. The Company's future operating results also depend in significant part upon its ability to attract and retain qualified management, manufacturing, quality assurance, engineering, marketing, sales and support personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these positions and it may be increasingly difficult for the Company to hire such personnel over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, the Company's inability to attract and retain skilled employees as needed or the inability of the officers and key employees of the Company


                                      16.

to expand, train and manage the Company's employee base could materially adversely affect the Company's business, financial condition and results of operations.

  The Company has experienced and may continue to experience employee turnover due to several factors, including an expanding economy within the geographic area in which the Company maintains its principal business offices, making it more difficult for the Company to retain its employees. Due to this and other factors, the Company has experienced and may continue to experience high levels of employee turnover, which could adversely impact the Company's business, financial condition and results of operations. The Company is presently addressing these issues and will pursue solutions designed to retain its employees and to provide performance incentives.


YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in fewer than three years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists concerning the potential effects associated with such compliance. Any Year 2000 compliance problem of any of the Company, its customers or its suppliers could result in a material adverse effect on the Company's business, financial condition and results of operations.


SUBSTANTIAL LEVERAGE

  As a result of the issuance (the "Offering") of $100,000,000 aggregate principal amount of promissory notes due 2002 (the "Notes") in November 1997, the Company is highly leveraged. As of September 30, 1997, after giving pro forma effect to the application of the estimated net proceeds from the Offering, the Company's total indebtedness and stockholders' equity would have been $100.0 million and $139.1 million, respectively. The Company's ability to make scheduled payments of the principal of, or interest on, its indebtedness will depend on its future performance, which is subject to economic, financial, competitive and other factors beyond its control.


DISCRETIONARY USE OF OFFERING PROCEEDS

  The principal purposes of the Offering of Notes are to increase the Company's capital base and financial flexibility. The Company expects to use the net proceeds principally to fund acquisitions, to pay down and terminate the Company's line-of-credit as well as other debt (which together amounted to $19.5 million as of September 30, 1997), and for working capital, capital expenditures and other general corporate purposes. As of December 31, 1997, an aggregate of $24.2 million was paid down out of the proceeds of the Offering. However, the Company has no current specific plans for use of a majority of the net proceeds of the Offering of Notes. As a consequence, the Company's management will have the ability to allocate the net proceeds of the Offering of Notes at its discretion. There can be no assurance that the proceeds will be utilized in a manner that any securityholder deems optimal or that the proceeds can or will be invested to yield a significant return upon the completion of the Offering of Notes. Pending use of the remaining net proceeds, the balance all of which will be invested in short-term, interest bearing, investment grade obligations for an indefinite period of time.


LIMITATIONS ON DIVIDENDS

  Since its incorporation in 1991, the Company has not declared or paid cash dividends on its Common Stock, and the Company anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.


                                      17.

VOLATILITY OF STOCK PRICE

  The Company believes that factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, developments in the Asia/Pacific region, sales by competitors, including sales to the Company's customers, sales of the Company's Common Stock into the public market, including by members of management, developments in the Company's relationships with its customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts' expectations (as recently experienced upon announcement of third quarter results), regulatory developments, fluctuations in results of operations and general conditions in the Company's market or the markets served by the Company's customers or the economy, could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Many companies in the telecommunications industry, including the Company, have recently experienced historic highs in the market price of their Common Stock. There can be no assurance that the market price of the Company's Common Stock will not decline substantially from its historic highs, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance. Such fluctuations could materially adversely affect the market price of the Company's Common Stock.


CONTROL BY EXISTING STOCKHOLDERS; EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

  Members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, beneficially own approximately 5% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders are able to influence the election of the members of the Company's Board of Directors and influence the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership, together with the Company's stockholder rights agreement, certificate of incorporation, equity incentive plans, bylaws and Delaware law, may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Although the Company has no present plans to issue shares of preferred stock, the Board of Directors has preapproved the terms of a Series A Junior Participating Preferred Stock that may be issued pursuant to the stockholder rights agreement upon the occurrence of certain triggering events. In general, the stockholder rights agreement provides a mechanism by which the Board of Directors and stockholders may act to substantially dilute the share position of any takeover bidder that acquires 15% or more of the Common Stock.


POSSIBLE ADVERSE EFFECT ON MARKET PRICE FOR COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

          Sales of the Company's Common Stock into the market could materially adversely affect the market price of the Company's Common Stock. Shares of Common Stock sold in the initial public offering in March 1995 and follow-on offerings in August 1995 and May 1996, 2,134,590 shares registered on a shelf registration statement on Form S-3 effective in July 1997 covering shares of Common Stock issued in the acquisitions of Columbia Spectrum Management L.P. and CRC, 140,000 shares issued in connection with the acquisition of Atlantic Communication Sciences, Inc., and option shares registered on the Company's registration statements covering employee compensation plans are also, or will be in the near future, eligible for immediate and unrestricted sale in the public market at any time. Substantially all of the other shares of the Company's Common Stock are not restricted and are freely tradeable in the public market. The 1,014,311 registered for sale pursuant to this Prospectus will be freely saleable after the date of this Prospectus.


                                      18.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Resale Shares by the Selling Stockholders.


                             SELLING STOCKHOLDERS

  The following table sets forth the number of shares of Common Stock owned by each of the Selling Stockholders. None of the Selling Stockholders has had a material relationship with the Company or with Telematics or RTM, as applicable, within the past three years other than as a result of the ownership of the Resale Shares or other securities of the Company or of Telematics or RTM, as applicable; provided, however, that William Perkins and Mark Perkins each served as Managing Director and as Directors of RTM prior to the acquisition and Mark Perkins has served as Vice President of P-Com Network Services Limited, a subsidiary of the Company, since the acquisition; and provided, further that Daniel N. Carter served as Chairman of the Board, President, Treasurer and Secretary of Telematics prior to the acquisition and has served as the Vice President of P-Com Network Services, Inc., a subsidiary of the Company, since the acquisition. Because the Selling Stockholders may offer all or some of the Resale Shares which they hold pursuant to the offering contemplated by this Prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, no estimate can be given as to the amount of Resale Shares that will be held by the Selling Stockholders after completion of this offering. The Resale Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                                  Ownership
                                                                               After Offering/1/
                                                                            -----------------------
                                                             Number
                                    Number of Shares        of Shares
Name of Selling                          Owned                Being         Number of
 Stockholders                       Prior to Offering        Offered          Shares        Percent
---------------                     -----------------       ---------       ----------      -------
William Robert Perkins,                  178,207              178,207             0             0
Mark Robert Perkins,
Mary Perkins, Andrew
William Perkins as trustees
for the Andrew Perkins Trust

William Robert Perkins,                  175,372              175,372             0             0
Mark Robert Perkins,
Mary Perkins, Andrew
William Perkins as trustees
for the Mark Perkins Trust

Mark Robert Perkins and                  357,870              357,870             0             0
Andrew Williams Perkins
as trustees for the
Perkins Family 1997 Trust

Irene Clayson and Peter                   34,401               34,401             0             0
Lewis Clayson as trustees
for the Irene Clayson Interest
in Possession Trust

Mary Perkins                               5,900                5,900             0             0

Andrew Perkins                               689                  689             0             0



                                      19.

                                                                                  Ownership
                                                                               After Offering/1/
                                                                            -----------------------
                                                             Number
                                    Number of Shares        of Shares
Name of Selling                          Owned                Being         Number of
 Stockholders                       Prior to Offering        Offered          Shares        Percent
---------------                     -----------------       ---------       ----------      -------
Mark Perkins                               689                 689              0               0

Jacqueline Perkins                         689                 689              0               0

Mark Robert Perkins and                    689                 689              0               0
Jacqueline Perkins as trustees
for the Ryan Perkins Trust

Mark Robert Perkins and                    689                 689              0               0
Jacqueline Perkins as trustees
for the Aimee Perkins Trust

Mark Robert Perkins and                    689                 689              0               0
Jacqueline Perkins as trustees
for the Kathryn Perkins Trust

Irene Clayson                            8,504               8,504              0               0

Peter Clayson                            1,763               1,763              0               0

Daniel N. Carter                       248,215             248,215              0               0
                                     ---------           ---------             --              --
Total:                               1,014,366           1,014,366              0               0
                                     =========           =========             ==              ==

---------------------
/1/  Based upon 42,747,503 shares of Common Stock outstanding on January 13,
---
1998. This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.


                              RECENT DEVELOPMENTS


  THE ACQUISITIONS.

  On November 28, 1997, the Company completed the acquisitions of Telematics, Inc., a Virginia-based company, ("Telematics") and RT Masts Limited, a United Kingdom-based company, ("RTM"). Telematics, which was acquired through the issuance of 248,215 shares of the Company's Common Stock, provides services to operators of wireless communications systems in the United States. RTM, which was acquired through the issuance of 766,151 shares of the Company's Common Stock, provides services to operators of wireless communications systems in Europe. These acquisitions were accounted for under the pooling of interest method of accounting.


                                      20.

  Telematics, located in Herndon, Virginia, and RTM, located in Wellingborough, Northhamptonshire, U.K., supply, install and maintain telecommunications systems and structures including antennas covering high frequency, medium frequency and microwave systems. They manage the construction of radio system sites, as well as construction of towers, and install radios and antennas at system sites.


                             PLAN OF DISTRIBUTION

  The Company will not receive proceeds from the sale of Resale Shares in this offering. The Resale Shares offered hereby may be sold by the Selling Stockholders from time to time in transactions in the Nasdaq market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Resale Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Resale Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

  In order to comply with the securities laws of certain states, if applicable, the Resale Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

  The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Resale Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Resale Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

  The Company has advised the Selling Stockholders that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they must comply with the applicable provisions under Regulation M under the 1934 Act, ("Regulation M") and, in connection therewith, the Selling Stockholders may not engage in any stabilization activity in connection with any securities of the Company, that they must furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and that they may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under Regulation M. The Selling Stockholders have also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

  Rules 102 and 103 under the 1934 Act prohibits participants in a distribution from bidding for or purchasing any of the securities that are the subject of the distribution for an account in which the participant has a beneficial interest. Rule 104 under the Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

  The Resale Shares were originally issued in the Acquisitions pursuant to exemptions from the registration requirements of the Act provided by either
Section 4(2) thereof or by Regulation S promulgated thereunder. The Company agreed to register a total of 248,215 of the Resale Shares under the Act. The Company has no contractual obligation requiring it to register the remaining 766,151 Resale Shares being registered hereunder. The Company has agreed to pay all fees and expenses incident to the filing of this Registration Statement other than underwriting discounts, commissions and fees and disbursements of counsel for the Selling Stockholders.


                                      21.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this Prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 64,000 shares of the Company's Common Stock.


                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 into this Prospectus, have been incorporated herein in reliance on the report of Price Waterhouse, LLP, independent accountants, given on the integrity of that firm as experts in accounting and auditing.

  The financial statements of Columbia Spectrum Management ("CSM") as of and for the years ended December 31, 1996 and 1995, appearing in the Company's Current Report on Form 8-K filed on March 21, 1997, as amended, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Control Resources Corporation ("CRC") as of December 31, 1996 and 1995, and for each of the years in the two-year period ended December 31, 1996, have been incorporated by reference from the Company's Current Report on Form 8-K filed on June 13, 1997, as amended, into this Prospectus and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 and 1995 financial statements contains an explanatory paragraph that states that CRC's 1996 losses from operations and net stockholders' deficit raise substantial doubt about CRC's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                      22.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:


  SEC registration fee..........  $ 5,105.75
  Legal expenses................      30,000
  Accounting fees and expenses..      10,000
     Total......................  $45,105.75

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VII of the Registrant's Bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 1.10 of the Restated Investor Rights Agreement contained in Exhibit 4.3 incorporated by reference herein, which contains provisions indemnifying officers and directors of the Registrant against certain liabilities. Reference is also made to the Underwriting Agreements entered into in connection with the Company's three public equity offerings and one convertible subordinated note offering indemnifying officers and directors of the Company and other persons against certain liabilities, including those arising under the Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


    NUMBER              DESCRIPTION
    ------              -----------

    4.1(1)              Form of Common Stock Certificate.



    NUMBER              DESCRIPTION
    ------              -----------


    5.1                 Opinion of Brobeck, Phleger & Harrison LLP.

   10.1(2) Securities Purchase Agreement, dated November 17, 1997, by and among P-Com, Inc., P-Com Field Services Inc.,
                        Telematics Inc. and Daniel N. Carter.

   10.2(2) Share Purchase Agreement, dated October 14, 1997, by and among P-Com, Inc., P-Com Services (UK) Limited and R T
                        Masts Limited.

   23.1                 Consent of Price Waterhouse LLP, Independent
                        Accountants.

   23.2                 Consent of Ernst & Young LLP, Independent Accountants.

   23.3                 Consent of KPMG Peat Marwick LLP, Independent
                        Accountants.

   23.4                 Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

   24.1                 Power of Attorney (see page II-3).

--------------------

(1) Incorporated by reference to identically numbered exhibits included in the Company's Registration Statement on Form S-1 (File No. 33-88492) declared effective with the Securities and Exchange Commission on March 2, 1995.

(2) Incorporated by reference to the Company's Current Report on Form 8-K filed on December 10, 1997 (File No. 0-25356).


ITEM 17.  UNDERTAKING

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and its officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Campbell, State of California on this 20th day of January, 1998.

                                  P-COM, Inc.


                                  By:      /s/ George P. Roberts
                                     ------------------------------------
                                              (George P. Roberts)
                                           Chairman of the Board and
                                            Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George P. Roberts and Michael J. Sophie, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Witness our hands on the date set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURE                                            TITLE                                               DATE
     ---------                                            -----                                               ----
 /s/ George P. Roberts                          Chairman of the Board and                               January 20, 1998
----------------------------                    Chief Executive Officer and Director
    (George P. Roberts)                         (Principal Executive Officer)

 /s/ Michael J. Sophie                          Chief Financial Officer and                             January 20, 1998
----------------------------                    Vice President, Finance and
    (Michael J. Sophie)                         Administration
                                                (Principal Accounting and
                                                Financial Officer)

 /s/ Gill Cogan                                 Director                                                January 20, 1998
----------------------------
    (Gill Cogan)


 /s/ John A. Hawkins                            Director                                                January 20, 1998
-----------------------------
    (John A. Hawkins)

 /s/ M. Bernard Puckett                         Director                                                January 20, 1998
-----------------------------
    (M. Bernard Puckett)

 /s/ James J. Sobczak                           Director                                                January 20, 1998
-----------------------------
    (James J. Sobczak)


                                  P-COM, INC.

                               INDEX TO EXHIBITS


  Exhibit       Description
  -------       -----------

   5.1          Opinion of Brobeck, Phleger & Harrison LLP.

  23.1          Consent of Price Waterhouse LLP, Independent Accountants.

  23.2          Consent of Ernst & Young LLP, Independent Accountants.

  23.3          Consent of KPMG Peat Marwick LLP, Independent Accountants.

  23.4          Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                5.1).

  24.1          Power of Attorney (see page II-3).
